CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of FXCM Inc. of our report dated August 30, 2012 relating to the financial statements of Lucid Markets UK LLP, which appears in the Current Report on Form 8-K/A of FXCM Inc. filed on August 30, 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
London, United Kingdom
October 4, 2012